Exhibit 10.2

FORM OF EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of [_], 2026, and is entered into by and between Anna Bofa (“Executive”) and Fermi Inc., a Texas corporation (the “Company”). The Company and Executive shall be referred to herein as the “Parties.”

RECITALS

WHEREAS, Executive is currently employed by the Company as Chief Commercial Officer;

WHEREAS, the Company and Executive desire to set forth in writing the terms and conditions of their agreement and understandings with respect to Executive’s employment by the Company, which, as of the Effective Date (as defined below), shall supersede and replace in their entirety the terms and conditions of Executive’s employment with the Company prior to the Effective Date, including that certain Employment Agreement between Executive and the Company dated May 1, 2026 (the “Prior Agreement”); and

WHEREAS, the Company desires to continue to employ Executive, and Executive hereby accepts employment with the Company, for the period and upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

 SERVICES TO BE PROVIDED BY EXECUTIVE

A. Position and Responsibilities. During the Term (as defined below), the Company shall employ Executive as Chief Commercial Officer. Executive shall report directly to the Company’s Chief Executive Officer. Executive shall also have such other duties and responsibilities that are commensurate with Executive’s position as specifically delegated to her from time to time by the Chief Executive Officer, which duties and responsibilities may include providing services to other members of the Company Group (as defined below) in addition to the Company, and Executive agrees to diligently perform such duties and responsibilities.

B. Performance. During the Term, Executive shall devote on a full-time basis all of Executive’s business time to the performance of Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company and its direct and indirect subsidiaries (the “Company Group”), and Executive shall exercise Executive’s best efforts to perform Executive’s duties in a diligent, trustworthy, good faith and business-like manner, all for the purpose of advancing the business of the Company Group. During the Term, Executive shall act in a manner consistent with Executive’s position. During the Term, without the prior written consent of the Board of Directors (the “Board”), Executive (i) shall not be employed by any other entity, and (ii) shall not serve as a member of any board of directors or similar governing body of any Person (as defined below) other than a member of the Company Group. Notwithstanding the foregoing, Executive (x) may make charitable donations and engage in such civic, religious, trade or industry group activities as Executive determines (and following notice to the Board, may hold board, trustee and similar positions in connection with the foregoing), (y) may, following notice to the Board, serve as a trustee of, or in any other similar capacity with, any present or future agency or not-for-profit organization, and (z) may manage her personal investments and affairs, provided that such activities referenced in clauses (x), (y) and (z) do not interfere with Executive’s ability to fulfill Executive’s duties to the Company Group (whether individually or in the aggregate), create a conflict of interest, or otherwise violate the terms of this Agreement. Executive hereby represents and warrants that as of the Effective Date (as defined below) there exist (i) no actual or potential Conflict of Interest (as defined below), and (ii) except as previously disclosed by Executive in writing to the Company, there are no current or pending lawsuits, claims, charges or arbitrations filed or threatened against or involving Executive or any trust or vehicle owned or controlled by Executive. Promptly (and in any event, within ten Business Days) upon becoming aware of (i) any actual or potential Conflict of Interest or (ii) any lawsuit, claim, charge or arbitration filed against or involving Executive or any trust or vehicle owned or controlled by Executive, in each case, Executive shall disclose such actual or potential Conflict of Interest or such lawsuit, claim, charge or arbitration to the Board. “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Dallas, Texas are authorized or required by law to be closed. A “Conflict of Interest” shall exist when Executive engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Executive’s duties, responsibilities, authorities, or obligations for and to any member of the Company Group.

C. Conduct and Compliance with Policies. During the Term, Executive shall act in accordance with high business and ethical standards. During the Term, Executive shall comply with the written policies, codes of conduct, codes of ethics and written manuals of the Company Group (collectively, the “Policies”), in each case, which are applicable to Executive.

D. Prior Employer Representations. Executive represents that, except as disclosed to the Company in writing prior to the Effective Date, Executive is not bound by the terms of any agreement with any previous employer or other party that prohibits Executive from assuming employment with the Company or performing services on any member of the Company’s Group’s behalf (including, for the avoidance of doubt, any non-competition, non-solicitation or non-recruitment obligations). Executive further represents that the performance of Executive’s job duties for the Company and any other member of the Company Group does not and will not violate or breach any agreement with any previous employer or other party, or any legal obligation that Executive may owe to any previous employer or other party, including any non-disclosure, non-competition, non-solicitation or non-recruitment obligations. Executive shall abide by all obligations that Executive may owe to prior employers and other third parties, and shall not disclose to the Company or any other member of the Company Group or induce any member of the Company Group to use any confidential, proprietary or trade secret information belonging to any previous employer or others Executive acknowledges and agrees that Executive is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and Executive promises that Executive shall not do so. Executive shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.

ARTICLE II

COMPENSATION

A. Compensation. During the Term (as defined below), the Company shall pay Executive an annualized base salary in the amount of $500,000 less applicable taxes and other withholdings (“Base Salary”), payable in accordance with the Company’s payroll practices applicable to executive employees. Executive’s Base Salary may be increased, but not decreased, from time to time in the Company’s sole discretion, provided that Executive’s Base Salary shall be reviewed for potential increase no less frequently than annually.

B. Annual Bonus. With respect to each complete calendar year during the Term, Executive shall be eligible to participate in the Company’s short-term incentive plan (the “STIP”) as in effect from time to time. Executive’s target annual bonus opportunity under the STIP shall initially be equal to 100% of Executive’s Base Salary, subject to adjustments by the Company in its sole discretion. The actual amount of any annual bonus (the “Annual Bonus”) shall be determined by the Company based on achievement of performance goals established by the Company in its sole discretion up to a maximum of 200% of Executive’s target Annual Bonus. Any earned Annual Bonus with respect to any calendar year during the Term shall be paid to Executive after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable year have been achieved, and in the time and manner provided by the Company’s short-term incentive plan, provided that Executive is employed by the Company on the date such Annual Bonus is paid. The payment of any Annual Bonus shall be subject to all federal, state and withholding taxes, social security deductions and other general withholding obligations. Award of an Annual Bonus with respect to a particular calendar year does not guarantee the award of an Annual Bonus in any subsequent calendar year. The Company may elect to pay any applicable Annual Bonus in cash or in shares of common stock of the Company based on the then-fair-market-value of such stock.

C. Equity Awards. With respect to each calendar year during the Term, Executive shall be eligible to participate in the Company’s long-term equity incentive plan (the “LTIP”) as in effect from time to time. Executive’s target annual long-term incentive opportunity under the LTIP shall initially have an aggregate grant date value of $3,000,000. The value and other terms and conditions of any long-term equity incentive awards granted to Executive shall be determined by the Company in its sole discretion. In addition, in connection with the commencement of Executive’s employment, the Company shall grant Executive a one-time sign-on equity award (the “Sign-On Award”) and commercial performance-based equity awards in the form of Restricted Stock Units that shall vest in accordance with the terms set forth in Exhibit B subject to the terms and conditions of the LTIP and the applicable award agreement. All awards granted to Executive under the LTIP shall be subject to and governed by the terms and provisions of the LTIP as in effect from time to time and the individual award agreements evidencing such awards.

D. Business Expenses. The Company agrees that, during Executive’s employment, it will reimburse Executive for out-of-pocket expenses reasonably incurred in connection with Executive’s performance of Executive’s services hereunder, upon the presentation by Executive of an itemized accounting of such expenditures, with supporting receipts, provided that Executive submits such expenses for reimbursement in accordance with the Company’s expense reimbursement policy.

E. Benefits. Executive shall be eligible to participate in the same benefit plans and programs in which other similarly situated executives of the Company are eligible to participate subject to the terms and conditions of the applicable plans and programs in effect from time to time. Such plans may be modified, amended, terminated, or replaced from time to time by the Company, in its sole discretion.

F. Living Expenses. The Company shall pay, or reimburse Executive for, reasonable living expenses incurred by Executive in order to assume Executive’s employment hereunder for up to one (1) year following the Effective Date; provided, however that such expense payment or reimbursement shall not exceed $15,000 per month and shall be subject to Executive satisfying the Company’s reasonable documentation requests with respect to such expenses.

ARTICLE III

TERM; TERMINATION

A. Term of Employment. The term of Executive’s employment under this Agreement shall begin on July 20,2026, (the “Effective Date”) and shall continue in effect until the fifth (5) anniversary of the Effective Date (the “Initial Term”), unless earlier terminated by any Party in accordance with ARTICLE III.B. Upon the expiration of the Initial Term, so long as Executive’s employment hereunder has not earlier terminated, this Agreement shall automatically renew for additional, successive one (1) year terms (each, a “Renewal Term”) unless either Party delivers written notice to the other Party not less than thirty (30) days prior to the expiration of the Initial Term or any Renewal Term of such Party’s intention not to renew this Agreement. For the avoidance of doubt, Executive’s employment hereunder may be terminated during the Initial Term or any Renewal Term in accordance with ARTICLE III.B. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Executive’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Term.”

B. Termination of Employment. Any Party may terminate Executive’s employment at any time during the Term upon sixty (60) days’ written notice of termination (the “Notice Period”), except that the Company need not provide advance notice for termination of Executive’s employment for Cause pursuant to ARTICLE III.B.i (except as otherwise provided therein) and neither the Company nor Executive shall be required to give more than thirty (30) days’ notice of non-renewal of the then-existing Initial Term or Renewal Term as set forth in ARTICLE III.A. The date of Executive’s termination (the “Termination Date”) shall be (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) the date stated in the notice of termination. Upon termination of Executive’s employment for any reason, the Company shall pay Executive (i) any unpaid Base Salary earned and accrued through the date of termination (payable in the normal course or such earlier time required by applicable law); (ii) any accrued but unused vacation through the date of termination (payable at the time of the payment described in clause (i)); (iii) vested benefits in accordance with the Company Group’s employee benefit plans; and (iv) any unreimbursed business expenses properly incurred prior to such termination, to be reimbursed in accordance with the Company’s business expense reimbursement policy (collectively, the “Accrued Obligations”).

i.	Termination for Cause by the Company or Resignation by Executive without Good Reason. If, at any time during the Term, the Company terminates Executive’s employment for Cause (as defined below) or Executive resigns from employment without Good Reason the Company may, in its sole discretion, shorten or eliminate the Notice Period and determine the date of termination without any obligation to pay Executive any additional compensation other than the Accrued Obligations, and without triggering a termination of Executive’s employment without Cause.

ii.	Termination Without Cause by the Company; Resignation by Executive for Good Reason; Non-Renewal by the Company. If, at any time during the Term, the Company terminates Executive’s employment without Cause, or if Executive’s employment hereunder terminates for Good Reason or upon the expiration of the Initial Term or any Renewal Term due to delivery of a notice of non-renewal by the Company pursuant to ARTICLE III.A, the Company Group shall have no further liability or obligation to Executive under this Agreement for compensation or employee benefits, but the Company shall pay or provide the following amounts to Executive: (a) the Accrued Obligations; and (b) subject to Executive’s continued compliance with this Agreement, and execution and return to the Company during the Release Consideration Period (as defined below), and non-revocation within any time provided by the Company to do so, of a release of claims in a form acceptable to the Company (the “Release”), which Release shall be provided to Executive by the Company within seven (7) days following the Termination Date, (1) continued payment of Executive’s Base Salary as of immediately prior to such Termination Date (the “Base Salary Continuation”) for a period of eighteen (18) months following the Termination Date (the “Severance Period”); (2) a payment equal to the product of (x) 1.5 and (y) Executive’s target Annual Bonus for the year in which the Termination Date occurs (the “Severance Bonus”); (3) the Prior Year Bonus (as defined below); (4) full vesting of the Sign-On Award to the extent unvested as of the Termination Date (the “Accelerated Vesting”) and (5) subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the state equivalent (“COBRA”), and Executive’s continued copayment of premiums at the same level and cost to the Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), provide continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) that covers Executive (and Executive’s eligible dependents) for a period of eighteen months following the date of termination; provided that Executive is eligible and remains eligible for COBRA coverage and that any amounts paid by the Company toward such COBRA coverage shall be reported as additional taxable income to Executive; and provided, further, that such continuation of coverage by the Company shall immediately cease upon the date that Executive is eligible to receive group health benefits from a subsequent employer (such coverage being referred to as the “COBRA Payments” and, collectively with the Base Salary Continuation, Severance Bonus, the Prior Year Bonus, and the Accelerated Vesting, the “Severance Benefits”). The first installment of the Base Salary Continuation shall be provided on the Company’s first payroll date after the effective date of the Release, provided that the first installment shall include (without interest) a catch-up for any payments that would have been made prior to such first installment had the Release been effective on the date of Executive’s termination of employment; provided, that, if the Release Consideration Period spans two (2) calendar years, the first payment shall not be made sooner than the first day of the second year, and shall include any missed payments. In the event Executive fails to comply with the terms of ARTICLE IV or does not timely execute and return (or revokes) the Release, no amount shall be payable to Executive pursuant to this ARTICLE III.B.ii (other than the Accrued Obligations). For the avoidance of doubt, if the Release is not executed and returned to the Company during the Release Consideration Period, or Executive revokes the Release, then Executive shall not be entitled to any portion of the Severance Benefits. As used herein, the “Release Consideration Period” is the period of time starting on the date that is twenty-one (21) days following the date upon which the Company delivers the Release to Executive or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967) and Executive is age 40 or over as of the Termination Date, the date that is forty-five (45) days following such delivery date.

iii.	Termination Due to Death or Disability. If, at any time during the Term, Executive’s employment is terminated due to Executive’s death or Disability (as defined below), the Company Group shall have no further liability or obligation to Executive for compensation or employee benefits under this Agreement, except that the Company shall pay or provide the following amounts: (a) the Accrued Obligations; (b) the Prior Year Bonus; (c) the Accelerated Vesting; and (d) a payment equal to Executive’s target Annual Bonus for the year in which the Termination Date occurs, payable at the same time as bonuses are paid to other senior executives of the Company. Notwithstanding the foregoing, Executive’s (or, following Executive’s death, Executive’s estate’s) right to receive the amounts described in ARTICLE III.B.iii(b)-(d) shall be subject to Executive’s (or an authorized representative of Executive’s estate’s) timely satisfying the same requirements with respect to the Release (including signing and returning the Release within the Release Consideration Period, and not exercising any revocation right set forth in the Release) that are a condition of Executive’s receipt of the Severance Benefits following a termination described in ARTICLE III.B.ii. All amounts that become due to Executive under ARTICLE III.B.iii(b) and (d) shall be paid to Executive (or Executive’s estate, if applicable) on the Company’s first payroll date that is thirty (30) days after the effective date of the Release.

iv.	Expiration due to Delivery of Notice of Non-Renewal by Executive. If Executive’s employment hereunder is terminated upon the expiration of the Initial Term or any Renewal Term due to delivery of a notice of non-renewal by Executive pursuant to ARTICLE III.A, the Company Group shall have no further liability or obligation to Executive for compensation or employee benefits under this Agreement, except that the Company shall pay or provide the Accrued Obligations.

v.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Affiliate” of any Person means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

(b)	“Cause” means the occurrence of any of the following events: (i) an act or acts of theft, embezzlement, fraud, or dishonesty by Executive, regardless of whether it relates to the Company; (ii) a willful or material misrepresentation by Executive that relates to the Company Group and has (or would be reasonably expected to have) an adverse impact on the Company Group; (iii) any violation by Executive of any fiduciary duties owed by Executive to the Company Group; (iv) Executive’s conviction of, or pleading nolo contendere or guilty to, a felony (other than a traffic infraction); (v) Executive’s breach of the Company’s written code of conduct and business ethics or other material written policy or procedure applicable to Executive in effect from time to time relating to personal conduct, which Executive failed to cure (if the Board determines that the breach is capable of cure) within ten (10) calendar days after receiving written notice from the Board specifying the alleged violation; (vi) Executive’s willful failure to substantially perform Executive’s responsibilities to the Company under this Agreement, after written demand for substantial performance has been given by the Board that specifically identifies how Executive has not substantially performed Executive’s responsibilities, which Executive failed to cure (if the Board determines that the breach is capable of cure) within ten (10) calendar days after receiving written notice from the Board specifying the alleged failure or refusal; (vii) a material breach by Executive of this Agreement which Executive failed to cure (if the Board determines that the breach is capable of cure) within ten (10) calendar days after receiving written notice from the Board specifying the alleged breach; or (viii) Executive fails or refuses to comply with any applicable law or regulation, whether such failure or refusal occurred before or during Executive’s employment with the Company, and such failure, in the reasonable judgment of the Company, has harmed or is reasonably likely to harm the Company, or otherwise interferes with Executive’s ability to carry out Executive’s job duties for the Company. Further, (1) a resignation by Executive at a time when grounds for Cause exist shall be deemed to be a termination of Executive’s employment by the Company for Cause and (2) “Cause” will be deemed to have occurred immediately as of the time that Executive engages in any of the circumstances described in clauses (i) through (viii) if Executive has previously received notice of and thereafter cured such circumstances.

(c)	“Disability” means that the Board determines that Executive is unable to perform the essential functions of Executive’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of one hundred twenty consecutive days or one hundred eighty days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve-month period.

(d)	“Good Reason” means the occurrence of any of the following events without Executive’s prior consent: (i) a material diminution in Executive’s authority, responsibilities, title and duties; (ii) a material reduction in Executive’s Base Salary, target Annual Bonus opportunity or target annual LTIP opportunity other than a uniform reduction applied to substantially all senior officers of the Company; (iii) a breach of this Agreement by the Company; (iv) a relocation of Executive’s primary office location to a distance of more than fifty (50) miles from its location as of the Effective Date (which primary office location, the parties agree, shall be in Dallas, Texas as of the Effective Date). Notwithstanding the foregoing, in order for Executive’s termination to be for Good Reason, Executive must provide the Company written notice within thirty (30) days after the initial occurrence of the event or events alleged to constitute Good Reason of Executive’s intent to terminate Executive’s employment for Good Reason and specifying the reasons for such alleged Good Reason, and provide the Company with thirty (30) days after receipt of such notice from Executive to remedy the alleged action(s) giving rise to the Good Reason event. In the event the Company does not timely cure the violation, if Executive does not terminate Executive’s employment within fifteen (15) days following the last day of the cure period, the occurrence of the violation shall not subsequently serve as Good Reason for purposes of this Agreement. Further notwithstanding the foregoing, no suspension of Executive or a reduction in Executive’s authority, responsibilities, title or duties in conjunction with any leave required, or any other action taken, by the Company as part of an investigation into alleged wrongdoing by Executive shall give rise to Good Reason.

(e)	“Person” means a natural person or any corporation, limited liability company, partnership, limited partnership, joint venture, unincorporated organization, trust, estate, governmental entity, or other entity.

(f)	“Prior Year Bonus” means the Annual Bonus payable with respect to the calendar year immediately preceding the calendar year in which Executive’s employment with the Company terminates, to the extent unpaid prior to such termination of employment, and to be paid at the same time as if no such termination of employment had occurred.

ARTICLE IV

RESTRICTIVE COVENANTS

A. Confidentiality. In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company Group hereunder, Executive will be provided with, and will have access to, Confidential Information (defined below). In consideration of Executive’s receipt of and access to such Confidential Information, and as a condition of Executive’s employment hereunder, Executive shall comply with this ARTICLE IV.A.

i.	Both during the Term and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Executive shall not disclose any Confidential Information to any Person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Executive shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Executive’s duties on behalf of the Company Group, Executive shall not remove from the facilities of any member of the Company Group any equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Executive or obtained by the Company Group.

ii.	Notwithstanding any provision of this ARTICLE IV to the contrary, Executive may make the following disclosures and uses of Confidential Information:

(a)	disclosures to other employees of a member of the Company Group who have a need to know Confidential Information in connection with the businesses of the Company Group;

(b)	disclosures and uses that are approved in writing by the Board; or

(c)	disclosures to a Person or entity that has been retained by a member of the Company Group to provide services to one or more members of the Company Group and agreed in writing to abide by the terms of a confidentiality agreement in a form acceptable to the Company.

iii.	Upon the expiration of the Term, and at any other time upon request of the Company, Executive shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company Group. Within five days of such expiration or any such request, Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

iv.	“Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Executive (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Executive is or has been employed or engaged by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of any member of the Company Group, its affiliates, its customers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks); (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its affiliates, its customers or other third parties; and (iv) any other information that is competitively valuable to any member of the Company Group by virtue of not being known to the general public. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group to Executive at any time; or becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

v.	Executive acknowledges and agrees that Confidential Information is a special and unique asset of the Company Group, and that any unauthorized disclosure or unauthorized use of any Confidential Information by Executive will cause irreparable harm and loss to the Company Group. Executive understands and acknowledges that Confidential Information (i) has been developed by the Company Group at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (ii) constitutes a protectable business interest of the Company Group. Executive acknowledges and agrees that the Company Group owns the Confidential Information. Executive agrees not to dispute, contest, or deny any such ownership rights either during or after Executive’s employment with any member of the Company Group. Executive agrees to preserve and protect the confidentiality of all Confidential Information. Executive agrees that during the period of Executive’s employment with any member of the Company Group and after Executive’s termination from employment for any reason, Executive shall not directly or indirectly, disclose to any unauthorized Person or entity or use for Executive’s own account any Confidential Information without the Board’s prior written consent. Throughout Executive’s employment with any member of the Company Group and thereafter: (x) Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all Company Group policies protecting the Confidential Information; and (y) Executive shall not, directly or indirectly, utilize, disclose or make available to any other Person or entity, any of the Confidential Information, other than in the proper performance of Executive’s duties on behalf of the Company Group. Further, Executive shall not, directly or indirectly, use the Company Group’s Confidential Information to: (1) call upon, solicit business from, attempt to conduct business with, conduct business with, interfere with or divert business away from any customer, client, service provider, supplier or vendor of the Company Group with whom or which the Company Group conducted business or (2) recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any Persons employed or engaged by any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group, or to engage in or participate within the Market Area (as defined below) in any aspect of the Business (as defined below).

vi.	Notwithstanding the foregoing, nothing in this Agreement or any other agreement between Executive and any member of the Company Group shall prohibit or restrict Executive from: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency (including the Department of Justice, Securities and Exchange Commission, Department of Labor, Equal Employment Opportunity Commission, National Labor Relations Board, Congress, any Inspector General and any other governmental agency, commission, or regulatory authority) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any governmental agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any governmental agency relating to a possible violation of law; (iv) disclosing an act of sexual abuse or facts related to an act of sexual abuse to any other person; or (v) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in the preceding sentence, or to notify the Company or any other member of the Company Group that Executive has engaged in any such conduct. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.

B. Non-Competition; Non-Solicitation.

i.	The Company shall provide Executive access to Confidential Information for use only during the Term, and Executive acknowledges and agrees that the Company will be entrusting Executive, in Executive’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Executive with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Executive hereunder, Executive has voluntarily agreed to the covenants set forth in this ARTICLE IV.B. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and other legitimate business interests.

ii.	During the Prohibited Period (as defined below), Executive shall not, without the prior written approval of the Board, directly or indirectly (other than on behalf of the Company Group), for Executive or on behalf of or in conjunction with any other Person or entity of any nature:

(a)	engage in or participate within the Market Area (as defined below) in competition with the Company or any other member of the Company Group in or with respect to any aspect of the Business (as defined below), which prohibition shall prevent Executive from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any Person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Executive’s duties or responsibilities involve the Business and are the same as or similar to (or involve direct or indirect oversight over duties or responsibilities that are the same as or similar to) the duties or responsibilities that Executive had on behalf of or with respect to the Company during the Term;

(b)	solicit, canvass, approach, encourage, entice or induce any actual or prospective customer, supplier, client, service provider, vendor or other business relation of any member of the Company Group for whom or which Executive had direct or indirect responsibility for any member of the Company Group or about whom or which Executive obtained Confidential Information during the Term to cease or lessen (or refrain from) such actual or prospective customer’s, supplier’s, client’s, service provider’s, vendor’s or other business relation’s business or relationship with any member of the Company Group; or

(c)	solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group, or to engage in or participate within the Market Area (as defined below) in any aspect of the Business (as defined below). Notwithstanding the foregoing, nothing in this ARTICLE IV.B.ii.(c) shall prohibit Executive from engaging in general solicitations of employment not specifically directed at employees of the Company Group (including through general advertisements or other broadly disseminated recruiting efforts), provided that the Executive did not directly or indirectly target or solicit any such employee or group of employees.

iii.	Because of the difficulty of measuring economic losses to the Company as a result of a breach or threatened breach of the covenants set forth in this ARTICLE IV, and because of the immediate and irreparable damage that would be caused to the Company for which it would have no other adequate remedy, the Company and the other members of the Company Group shall be entitled to enforce the provisions of this ARTICLE IV in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy. If a bond is required to secure such equitable relief, the Parties agree that a bond not to exceed $1,000 shall be sufficient and adequate in all respects to protect the rights and interests of the Parties. The aforementioned equitable relief shall not be the Company’s or any of its Affiliates’ exclusive remedy for a breach, but instead shall be in addition to all other rights and remedies available to the Company and each of its affiliates, at law and equity, including the recovery of damages and reasonable attorneys’ fees from Executive, Executive’s agents, any future employer of Executive, and any Person that conspires or aids and abets Executive in a breach or threatened breach of this Agreement. In the event of a breach by Executive of ARTICLE IV, Executive immediately forfeits any unpaid Severance Benefits, as applicable, from the date of such breach, and the Company Group shall be entitled (in addition to all other remedies available, at law and equity) to (i) cease payment of any unpaid Severance Benefits, as applicable, and (ii) recover any Severance Benefits, as applicable, paid to Executive from the date of such breach. Further, if Executive violates any of the restrictions contained in this ARTICLE IV, the Prohibited Period with respect to such restriction shall be suspended and shall not run in favor of Executive from the time of the commencement of any violation until the time when Executive is no longer in violation of such provision; the period of time in which Executive is in breach shall be added to the Prohibited Period,

iv.	The covenants in this ARTICLE IV, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be severed or reformed, and then enforced to the fullest extent which court deems reasonable, and this Agreement shall thereby be reformed.

v.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Business” shall mean the business and operations that are the same or similar to those performed by the Company or any other member of the Company Group for which Executive provided services during the Term, which business and operations include (x) services related to behind-the-meter (“BTM”) power generation or data center co-location, (y) the operation of nuclear, natural gas, or solar generation assets; the development or management of BTM energy provisioning for hyperscale tenants; the deployment of advanced cooling technologies, including air-cooled condensers; the creation or operation of turnkey digital and energy platforms for defense-aligned or AI-intensive data center operations; or the full lifecycle management of nuclear facilities, including licensing, regulatory compliance, infrastructure development, tenant power delivery, and decommissioning, and (z) any prospective business any member of the Company Group considered or pursued and for which Executive had direct or indirect responsibility with respect to such consideration or pursuit, or about which Executive obtained Confidential Information, during the Term.

(b)	“Market Area” shall mean the State of Texas, and any other geographic area with respect to which Executive performed any services for any member of the Company Group in the last 24 months of the Term (or, during the Term if the Term is less than 24 months).

(c)	“Prohibited Period” shall mean the period during which Executive is employed by any member of the Company Group and continuing for a period of twenty-four (24) months following the date that Executive is no longer employed by any member of the Company Group.

vi.	Notwithstanding the restrictions contained herein, Executive may own, directly or indirectly, solely as an investment, securities of any company which is engaged in the Business in the Market Area that are traded on any national securities exchange, provided that Executive is not a controlling person of, or member of a group that controls such business, and provided further that Executive does not, directly or indirectly, own two percent (2%) or more of any class of securities of such business or have the power, directly or indirectly, to control or direct the management or affairs of any such business and is not involved in the management of such business. The restrictions contained in this Agreement also shall not limit or restrict Executive from investing in a private equity fund, venture capital fund, mutual fund or other investment similar to any of the foregoing, in each case, that has an interest in a company which is engaged in the Business in the Market Area, provided that such investment is passive and Executive does not participate in the management or operations of any such fund or portfolio company thereof that is engaged in the Business in the Market Area whether as a consultant or in any other capacity.

C. Non-Disparagement. Subject to ARTICLE IV.A.vi above, during the Term and at all times thereafter, Executive agrees not to make any statement, either directly or indirectly, that is intended, or reasonably may be expected, to become public and which disparages, defames, casts in a false light, is injurious to the business or professional reputation of, or that could reasonably be considered to adversely affect the goodwill of, the Company, any other member of the Company Group or any of their respective Affiliates, or any of the foregoing Persons’ shareholders, businesses, employees, officers or directors. For the avoidance of doubt, the foregoing sentence shall not prevent Executive from (A) disclosing information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process), (B) acting in good faith to enforce Executive’s rights under this Agreement, or (C) making any statements required by applicable law or to any governmental agency, including any statements permitted pursuant to ARTICLE IV.A.vi above.

D. Ownership of Intellectual Property.

i.	Executive agrees that the Company shall own, and Executive agrees to assign to the Company, and Executive hereby assigns to the Company, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Executive during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Executive shall promptly disclose all Company Intellectual Property to the Company in writing. To support Executive’s disclosure obligation herein, Executive shall keep and maintain adequate and current written records of all Company Intellectual Property made by Executive (solely or jointly with others) during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times.

ii.	All of Executive’s works of authorship and associated copyrights created during the period in which Executive is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Executive’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Executive to the Company, Executive agrees to grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

iii.	To the extent allowed by law, the following sentence applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Executive retains any Moral Rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Executive hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Executive shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

iv.	All inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, trademarks or names, information, developments, improvements, and trade secrets of which Executive is the sole or joint author, creator, contributor, or inventor that were made or developed by Executive prior to Executive’s employment with or affiliation with the Company or any other member of the Company Group, or in which Executive asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”) are listed on Exhibit A, and Executive represents that Exhibit A is a complete list of all such Prior Inventions. If no such list is attached, Executive hereby represents and warrants that there are no Prior Inventions, and Executive shall make no claim of any rights to any Prior Inventions. If, in the course of Executive’s employment with or affiliation with the Company or any other member of the Company Group, Executive uses in connection with or otherwise incorporates into the product, process, or device of any member of the Company Group a Prior Invention, the Company Group is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with (i) such product, process, or device of any member of the Company Group and (ii) the conduct of the business of the Company Group.

v.	Executive shall perform, during and after the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

vi.	In the event that the Company (or, as applicable, another member of the Company Group) is unable for any reason to secure Executive’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Company Intellectual Property), Executive hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Executive.

vii.	In the event that Executive enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Executive shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Executive’s termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure Executive’s signature to any document required to assign said contracts or agreements, or if Executive does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to Executive’s termination, Executive hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

ARTICLE V

MISCELLANEOUS PROVISIONS

A.	Mediation and Arbitration.

i.	In the event of any dispute, controversy or claim arising out of, or in connection with or relating to this Agreement or Executive’s employment, engagement, relationship or affiliation with the Company or any other member of the Company Group or any member of the Company Group’s predecessors or successors (each a “Dispute” and, collectively, “Disputes”), the parties to such Dispute shall use commercially reasonable efforts to resolve such Dispute through negotiation between individuals with the authority to settle the Dispute on behalf of the parties (each, an “Authorized Decision Maker”). To this end, each such party shall cause an Authorized Decision Maker to consult and negotiate with an Authorized Decision Maker of the other party, and the parties shall attempt to reach a resolution satisfactory to both parties, recognizing that their mutual interests may not be aligned (and that each such party shall be entitled to reasonably seek to promote such party’s own interests in such resolution). If the parties to a Dispute do not resolve such Dispute within thirty (30) days of the first negotiation between Authorized Decision Makers, then upon written notice by either party to the other, the Dispute shall be submitted to non-binding mediation to be administered in Dallas, Texas, by the American Arbitration Association or its successor (the “AAA”) (or another mediator upon the mutual agreement of Executive and the applicable member of the Company Group). Such mediation session shall take place within sixty (60) days of the date of receipt of the written request for mediation. If the parties are not able to agree regarding the identity of the mediator within twenty (20) days from the party’s delivery of the mediation demand to the other party, the AAA shall appoint a neutral mediator upon written request to the AAA by either party.

ii.	In the event the applicable member of the Company Group and Executive are unable to resolve any Dispute as described above, then subject to ARTICLE V.A iii and v, any Dispute will be finally settled by arbitration in Dallas, Texas in accordance with the then-existing employment arbitration rules of the AAA (https://www.adr.org/rules-forms-and-fees/employment/). The arbitration award shall be final and binding on the parties. Any arbitration conducted under this ARTICLE V.A shall be private, and shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All Disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. This ARTICLE V.A shall be governed by the Federal Arbitration Act, 9 U.S.C. §1, et seq.

iii.	Notwithstanding ARTICLE V.A i or ii above, either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of ARTICLE IV; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this ARTICLE V.

iv.	By entering into this Agreement and entering into the arbitration provisions of this ARTICLE V.A, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL WITH RESPECT TO ALL DISPUTES.

v.	Nothing in this ARTICLE V.A shall prohibit a party from instituting litigation to enforce any arbitration award. Further, nothing in this ARTICLE V.A precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

B. Cooperation. During the Term and thereafter, upon request from the Company, Executive shall cooperate with the Company and its affiliates in the defense of any claims or actions that may be made by or against the Company or its affiliates that relate to Executive’s actual or prior areas of responsibility.

C. Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

D. Title and Headings; Construction. Titles and headings to Articles and Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended, restated or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties hereto.

E. Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

F. Entire Agreement and Amendment. This Agreement contains the entire agreement of the Parties with respect to the matters covered herein and supersedes all prior and contemporaneous agreements and understandings (including the Prior Agreement, any offer letter, or similar agreement), oral or written, between the Parties hereto concerning the subject matter hereof; provided, however, that in the event that Executive is subject to any other restrictive covenants with respect to any member of the Company Group (including with respect to confidentiality or non-disclosure, non-competition, non-solicitation, intellectual property, and non-disparagement), the restrictive covenants contained in this Agreement shall complement and be in addition to, and not supersede or be in lieu of, such other restrictive covenants (which shall remain in full force and effect in accordance with the terms thereof). This Agreement may be amended only by a written instrument executed by both Parties hereto.

G. Disclaimer of Reliance. Executive represents and warrants that Executive understands the final and binding effect of this Agreement, that the only promises made to Executive to sign this Agreement are those stated within the four corners of this document, and that in entering into this Agreement Executive relies on Executive’s own judgment, and Executive has not relied on any representation or statement, written or oral, or any alleged omission by any other party with regard to the terms, conditions, and effect of this Agreement, including any facts, issues, or omissions which might be deemed material to Executive’s decision to enter into this Agreement, other than the statements that appear in this Agreement.

H. Waiver of Breach. Any waiver of this Agreement must be executed by the Party to be bound by such waiver. No waiver by either Party hereto of a breach of any provision of this Agreement by the other Party, or of compliance with any condition or provision of this Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time.

I. Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or .pdf, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both Parties hereto.

J. Assignment. This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive. The Company may assign this Agreement without Executive’s consent, including to any other member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company or other member of the Company Group.

K. Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s obligations herein and shall be entitled to enforce such obligations as if a Party hereto.

L. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its Affiliates or other payor, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then such payments and benefits shall be either (a) reduced (but not below zero) so that the present value of such total payments and benefits shall be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind in a similar order, and then reducing equity or equity-based benefits (reduced in the order of highest value to lowest value under Code Section 280G). The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary (or whether Executive would be subject to such excise tax) shall be made at the expense of the Company by a firm of independent accountants, a law firm, or other valuation specialist selected by the Board in good faith prior to the consummation of the applicable change in control transaction, and the applicable independent accountants, law firm, or other valuation specialist shall consider the value, if any, of Executive’s restrictive covenants (including the non-competition restrictions set forth herein) as part of its analysis as may be appropriate under Section 280G of the Code. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this ARTICLE V.L shall require the Company to provide a gross-up payment to Executive with respect to Executive’s excise tax liabilities under Section 4999 of the Code. Notwithstanding the foregoing, in the event that no stock of the Company or its applicable Affiliates is readily tradable on an established securities market or otherwise (within the meaning of Section 280G) as of immediately prior to an applicable transaction that constitutes a “change in ownership or control” for purposes of Section 280G of the Code, the Company shall submit to a vote of stockholders for approval the portion of the payments and benefits payable to Executive that equal or exceeds three times the Executive’s “base amount” (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1; provided, that Executive has first, in Executive’s sole discretion, executed a customary waiver of such Excess Parachute Payments (the Company makes no guarantee regarding the outcome of any such vote). If such stockholder approval is obtained in accordance with Section 280G of the Code, then the payments and benefits shall not be subject to reduction as described above.

M. Clawback. To the extent required by Company policy, applicable law, government regulation or any applicable securities exchange listing standards, amounts paid or payable under this Agreement or under the LTIP or any incentive plan of the Company Group shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company Group and applicable to executives of the Company Group generally, including pursuant to applicable law, government regulation or applicable securities exchange listing requirements, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement or under the LTIP or any incentive plan of the Company Group in the event of material misstatements, financial restatements, other bad acts (or inaction), or other events or occurrences consistent with any government regulation or securities exchange listing requirement. The Company Group reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures that are consistent with the immediately preceding sentence, including such policies and procedures applicable to this Agreement and under the LTIP or any incentive plan of the Company Group with retroactive effect.

N. Section 409A. This Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on Executive’s termination of employment, Executive is a “specified employee” within the meaning of Section 409A, any payments or benefits that are payable as the result of a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treasury Regulation section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treasury Regulation section 1.409A-1(b)(9)(iii)(A)) and that otherwise would have been paid within six (6) months following such termination of employment, shall be delayed and paid or provided to Executive in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) on the earlier of (x) the date which is six (6) months and one day after Executive’s separation from service for any reason other than death, and (y) the date of Executive’s death (but not earlier than such payments or benefits would have been made absent this provision), and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. With respect to any expense reimbursement benefit or in-kind benefit provided pursuant to this Agreement or otherwise, (1) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (2) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made promptly, but in all events on or before the last day of the calendar year immediately following the calendar year in which the applicable expense is incurred, and (3) the right to payment or reimbursement hereunder may not be liquidated or exchanged for any other benefit. Each payment under this Agreement to Executive shall be deemed a separate payment for purposes of Section 409A.1

O. Applicable Law. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.

P. Effect of Termination. The provisions of ARTICLE IV and ARTICLE V, and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Executive and the Company.

{Remainder of Page Intentionally Left Blank. Signature Page Follows.}

IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed on the date first set forth above, to be effective as of the Effective Date.

EXECUTIVE:

Name:	Anna Bofa

THE COMPANY:

FERMI INC.

By:
Name:	Jacobo Ortiz
Title:	Co-President, Office of the CEO

{Signature Page to Employment Agreement}

Exhibit A

PRIOR INVENTIONS

1. The following is a complete and accurate list of all Prior Inventions relevant to the subject matter of Executive’s employment with the Company that have been made, conceived or first reduced to practice by Executive alone or jointly with others prior to Executive’s employment with or affiliation with the Company:

Check appropriate space(s):

☐	None.

☐	See below:

☐	Due to confidentiality agreements with a prior employer, Executive cannot disclose certain Prior Inventions that would otherwise be included on the above-described list.

☐	Additional sheets attached.

2. Executive proposes to bring to Executive’s employment with the Company the following devices, materials, and documents of a former employer or other person to whom Executive has an obligation of confidentiality that is not generally available to the public; provided that such materials and documents may be used by Executive in Executive’s employment with the Company only in accordance with the express written authorization of Executive’s former employer or such other person, as applicable (a copy of which is attached to this Agreement):

Check appropriate space(s):

☐	None.

☐	See below.

☐	Additional sheets attached.

Exhibit B

1. Additional Equity Awards. Subject to the approval of the Board of Directors of the Company (the “Board”) or the Committee, the Company will grant you Restricted Stock Units (each, an “RSU”, and collectively, the “RSUs”) under the Fermi Inc. 2025 Long-Term Incentive Plan (as amended from time to time, the “Plan”). Each RSU shall be a notional share of common stock of the Company (“Common Stock”), with the value of each RSU being equal to the Fair Market Value of a share of Common Stock at any time, and may be converted into the number of whole shares of Common Stock equal to the number of vested RSUs (determined in accordance with the applicable vesting schedule set forth below). Each grant of RSUs shall be evidenced by a separate Restricted Stock Unit Award Agreement (each, an “RSU Award Agreement”) in the form prescribed by the Company, and shall be subject in all respects to the terms and conditions of the Plan and the applicable RSU Award Agreement. Capitalized terms used in this Section 6 and not otherwise defined herein shall have the meanings assigned to them in the Plan. For purposes of this Section 6, an “Achievement Date” shall mean the date on which the Company executes a definitive customer lease having an initial term of not less than ten (10) and not more than twenty (20) years (a “Qualifying Lease”) for the sale or commitment of two hundred fifty (250) megawatts (“MW”) or more of capacity. The RSUs shall be granted as follows:

(a) Sign-On Award. Effective as of the first quarterly grant date occurring on or after the Start Date, the Company shall grant you an Award of 2,000,000 RSUs (the “Sign-On Award”). Subject to the terms and conditions of the Plan and the applicable RSU Award Agreement, the Sign-On Award shall vest and become Vested Units as follows: (i) 20,000 as of the Date of Grant, (ii) 980,000 on the first anniversary of the Date of Grant; (iii) 500,000 on the second anniversary of the Date of Grant; and (iv) 500,000 on the third anniversary of the Date of Grant, in each case provided that you are employed by the Company or a Subsidiary on such vesting date. In the event your employment with the Company is terminated by the Company without Cause or you resign for Good Reason prior to the first anniversary of the Date of Grant, 100% of any Vested Units are subject to clawback by the Company.

(b) Deal 1 Performance Award. Upon the first quarterly grant date occurring after the Company’s execution of a Qualifying Lease (the “Deal 1 Lease”), the Company shall grant you an Award (the “Deal 1 Award”) of (i) 2,000,000 RSUs, if the Achievement Date for the Deal 1 Lease occurs on or before July 31, 2026, or (ii) 1,000,000 RSUs, if the Achievement Date for the Deal 1 Lease occurs after July 31, 2026. Subject to the terms and conditions of the Plan and the applicable RSU Award Agreement, the Deal 1 Award shall vest and become Vested Units (with each installment rounded down to the nearest whole RSU) as follows: (i) fifty percent (50%) on the grant date; (ii) twenty-five percent (25%) on the first anniversary of the date of the Company’s execution of the Deal 1 Lease; and (iii) the remaining on the second anniversary of the date of the Company’s execution of the Deal 1 Lease, in each case provided that you are employed by the Company or a Subsidiary on such vesting date.

(c) Deal 2 Performance Award. Upon the first quarterly grant date occurring after the Company’s execution of a second Qualifying Lease (the “Deal 2 Lease”), the Company shall grant you an Award (the “Deal 2 Award”) of (i) 1,000,000 RSUs, if the Achievement Date for the Deal 2 Lease occurs on or before December 31, 2026, or (ii) 500,000 RSUs, if the Achievement Date for the Deal 2 Lease occurs after December 31, 2026. Subject to the terms and conditions of the Plan and the applicable RSU Award Agreement, the Deal 2 Award shall vest and become Vested Units (with each installment rounded down to the nearest whole RSU) as follows: (i) thirty-three percent (33%) on the grant date; (ii) thirty-three percent (33%) on the first anniversary of the date of the Company’s execution of the Deal 2 Lease; and (iii) the remaining on the second anniversary of the date of the Company’s execution of the Deal 2 Lease, in each case provided that you are employed by the Company or a Subsidiary on such vesting date.

(d) Incremental Sales Awards. In addition to the Deal 1 Award and the Deal 2 Award, with respect to each Qualifying Lease executed by the Company following the Achievement Dates for both the Deal 1 Lease and the Deal 2 Lease (each, an “Incremental Lease”), the Company shall grant you an Award of one thousand (1,000) RSUs per MW of contracted capacity under such Incremental Lease (each, an “Incremental Sales Award”). Each Incremental Sales Award shall be granted effective as of the first quarterly grant date occurring on or after the Achievement Date applicable to such Incremental Lease. Subject to the terms and conditions of the Plan and the applicable RSU Award Agreement, each Incremental Sales Award shall vest and become Vested Units (with each installment rounded down to the nearest whole RSU) as follows: (i) thirty-three percent (33%) on the grant date; (ii) thirty-three percent (33%) on the first anniversary of the date of the Company’s execution of the applicable Incremental Lease; and (iii) the remaining on the second anniversary of the date of the Company’s execution of the applicable Incremental Lease, in each case provided that you are employed by the Company or a Subsidiary on such vesting date.